AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2006.
                                                            FILE NO. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                         SYNOVICS PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

              NEVADA                         2834                86-0760991
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            2575 EAST CAMELBACK ROAD
                                    SUITE 450
                             PHOENIX, ARIZONA 85016
                        (TELEPHONE NUMBER (602) 508-0112)
    (Address, including zip code, and telephone number, including area code, of registrant's principal place of business)
                           ---------------------------
                              RONALD H. LANE, PH.D.
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                            2575 EAST CAMELBACK ROAD
                                    SUITE 450
                             PHOENIX, ARIZONA 85016
                        (TELEPHONE NUMBER (602) 508-0112)
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                           ---------------------------

                                   COPIES TO:

        ROBERT STEVEN BROWN, ESQ.                 RORY DEUTSCH, ESQ.
      REITLER BROWN & ROSENBLATT LLC         WOLLMUTH MAHER & DEUTSCH LLP
             800 THIRD AVENUE                       500 5TH AVENUE
                21ST FLOOR                     NEW YORK, NEW YORK 10110
         NEW YORK, NEW YORK 10022     (212) 382-3300 / (212) 382-0050 (TELECOPY)
(212) 209-3050 / (212) 371-5500                  rdeutsch@wmd-law.com
                    (TELECOPY)
       rbrown@reitlerbrown.com

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
|_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

-----------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

                         CALCULATION OF REGISTRATION FEE


                                                                              PROPOSED        PROPOSED
                                                                              MAXIMUM         MAXIMUM
                                                                              OFFERING        AGGREGATE
        TITLE OF EACH CLASS OF                            AMOUNT TO BE        PRICE PER       OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED                          REGISTERED         UNIT (1)        PRICE (1)      REGISTRATION
      ---------------------------                          ----------         --------        ---------      ------------
                                                                                                                 FEE
                                                                                                                 ---
Common Stock, par value $0.001 per share                 4,005,660 Shares      $4.00         $16,022,640      $1,714.43

     (1) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

     (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also registers the resale by the selling stockholders of any additional shares of our Common Stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock.
================================================================================

The information in this prospectus is not complete and may be changed without notice. Bionutrics, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Bionutrics, Inc. is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted

Prospectus,  Subject to Completion
Dated July 21, 2006


                               [_________] SHARES

                      [SYNOVICS PHARMACEUTICALS INC. LOGO]


                                  COMMON STOCK

                                 --------------

         This is an offering (the "OFFERING") of up to 4,005,660 shares (the "SHARES") of common stock, $0.001 par value, of Synovics Pharmaceuticals, Inc., a Nevada corporation (the "COMPANY," "SYNOVICS," "WE," "OUR," and "US"), by the selling stockholders named in this prospectus (the "SELLING STOCKHOLDERS"). Of the Shares, 1,382,755 are issuable upon exercise of Common Stock Purchase Warrants expiring on or prior to April 24, 2009(the "WARRANTS"), and 2,622,905 are issuable upon the conversion of Convertible Promissory Notes each case issued by us in private placements of securities exempt for registration requirements under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         The common stock is listed on the OTC Bulletin Board (the "OTCBB") under the symbol "SYVC". On July 6, 2006, the closing sales price of our common stock on the OTCBB was $4.00 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Other than receipt of the cash exercise price upon exercise of the Warrants, the Company will receive no proceeds from the sale of the Shares sold by the Selling Stockholders.

                              --------------------

               The date of this prospectus is ____________, 2006.

                                TABLE OF CONTENTS


                                                                            PAGE

WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................3

PROSPECTUS SUMMARY............................................................4

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...................8

RISK FACTORS..................................................................9

USE OF PROCEEDS..............................................................17

DESCRIPTION OF CAPITAL STOCK.................................................17

SELLING STOCKHOLDERS.........................................................18

PLAN OF DISTRIBUTION.........................................................23

LEGAL MATTERS................................................................25

EXPERTS......................................................................25

INCORPORATION BY REFERENCE...................................................25

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from the Web site maintained by the SEC at http://www.sec.gov.

         We have not authorized anyone to give any information or make any representation about the Offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC and that are incorporated in this prospectus. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR BUSINESS AND THIS OFFERING FULLY, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES AND THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "SYNOVICS," "WE," "OUR," AND "US" REFER TO SYNOVICS PHARMACEUTICALS, INC., A NEVADA CORPORATION, TOGETHER WITH ITS SUBSIDIARIES. PLEASE SEE "INCORPORATION BY REFERENCE" FOR A DESCRIPTION OF PUBLIC FILINGS DEEMED INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                   THE COMPANY


GENERAL

         We are a pharmaceutical development company focusing on the development of difficult to formulate, oral controlled-release drug formulations utilizing proprietary drug formulation and delivery technologies. We have licensed proprietary oral control-release technology with the rights to develop exclusively and worldwide, ten generic and ten 505(B)(2) drugs, improved formulations of previously approved drugs. We intend to invest the majority of our resources in the development and commercialization of these products during the next few years.

         We were founded to pioneer the discovery and development of biological active compounds having applications as both pharmaceutical and functional nutrition products. Our early efforts targeted the newly emerging field of functional nutrition - the marriage of drugs and food - with the view that it affords an early route to commercialization of proprietary active biologics. Our efforts over the previous decade have positioned us with proprietary technology, compounds, processing methods, and products.

         We were incorporated on December 22, 1990 under the laws of the State of Nevada. We have six active wholly-owned subsidiaries. LipoGenics, Inc. ("LIPOGENICS"), Bionutrics Health Products, Inc. ("BHP"), InCon Technologies Inc. ("InCon"), which were incorporated on July 13, 1992, November 19, 1996 and October 1, 1997, respectively, under the laws of the State of Delaware; Synovics Laboratories, Inc., Kirk Pharmaceuticals, Inc., and ANDAPharm, Inc., which were incorporated on November 30, 2005, December 2, 2005 and December 2, 2005, respectively under the laws of the State of Nevada.. We also have three inactive subsidiaries, Nutrition Technology Corporation which was incorporated on December 15, 1994 under the laws of the State of Nevada, InCon International Ltd. which was formed under the laws of the British Virgin Islands, and Cosmedics, Inc. which was incorporated on April 2, 1998 under the laws of the State of Delaware.

         We maintain our principal offices at 2575 East Camelback Road, Suite 450, Phoenix, Arizona 85016; our telephone number is (602) 508-0112 and its fax number is (602) 508-0115.

RECENT DEVELOPMENTS

         ACQUISITION OF KIRK AND RELATED FINANCINGS

         On May 23, 2006, we consummated the acquisition of all of the outstanding equity interests in Kirk Pharmaceuticals, Inc. and its affiliate Andapharm, Inc. (collectively, "KIRK"). Kirk is a Florida-based pharmaceutical company which manufactures over-the-counter ("OTC") and generic prescription drugs. Kirk was founded in 1999 and has grown from four employees to more than 120 at the date of this prospectus. Kirk has 70,000 square feet of manufacturing space in its FDA- and DEA- approved facility and Schedule 2, 3, 3N, 4, and 5 pharmaceutical manufacturing and List I Chemicals certification. Kirk currently manufacturers and/or markets more than 30 OTC solid dose and soft-gel pharmaceutical products. Kirk's business strategy is to develop and manufacture low-cost OTC products in a streamlined manufacturing environment using Current Good Manufacturing Practices (cGMP) guidelines. Pursuant to the agreements relating to such acquisitions, the aggregate purchase price was $12,000,000 payable to John D. Copanos and John S. Copanos, the sole holders of such equity interests. Of the purchase price, we delivered (i) $9,000,000 in cash at the closing and ii) a promissory note in the principal amount of $3,000,000. This note is held solely by John S. Copanos. This note is a general unsecured obligation.

         We intend to utilize Kirk and its expertise to complete the CMC development work with respect to certain products it elects for development. Our use of Kirk as our designated manufacturer in its drug development program and as its manufacturer following FDA approval of certain generic and 505(b)(2) drug applications is a core element to our strategy.

         Immediately prior to the closing of the acquisition of Kirk, we consummated two financings to satisfy the cash portion of the purchase price and our working capital requirements: (i) a credit facility with Bank of India, New York Branch (the "BANK OF INDIA FINANCING"); and (ii) sale (the "MANEESH INVESTMENT") of 1,500,000 shares of our common stock to Maneesh Pharmaceuticals ("MANEESH"), an India-based accredited investor (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         The Bank of India Financing is structured as senior secured indebtedness in the principal amount (the "PRINCIPAL") of $10,500,000. Of the Principal, $5,250,000 was required to be utilized to satisfy a portion of the cash purchase price and $5,250,000 was required to be utilized for working capital purposes (the "WORKING CAPITAL LOAN"). Of the portion of the Principal that represented the Working Capital Loan, we are entitled to borrow from time to time an amount equal to 70% of the value of our fully paid inventory and accounts receivable together with 100% of cash in accounts maintained by us and our subsidiaries at Bank of India, or $5,250,000.00, whichever is less. The Bank of India Financing accrues interest at the prime rate of interest as determined by Bank of India plus 1.0%. In the event of any event of default, such interest rate shall increase to the prime rate of interest as determined by Bank of India plus 3.0%. Interest is payable monthly. The Principal is subject to repayment as follows:

     DATE                                   AMOUNT

     December 31, 2006                      $250,000.00
     March 31, 2007                         $250,000.00
     June 30, 2007                          $250,000.00
     September 30, 2007                     $250,000.00
     December 31, 2007                      $250,000.00
     March 31, 2008                         $500,000.00
     June 30, 2008                          $500,000.00
     September 30, 2008                     $500,000.00
     December 31, 2008                      $500,000.00
     March 31, 2009                         $750,000.00
     June 30, 2009                          $750,000.00
     September 30, 2009                     $750,000.00
     December 31, 2009                      $750,000.00
     March 31, 2010                         $1,000,000.00
     June 30, 2010                          $1,000,000.00
     September 30, 2010                     $1,000,000.00
     December 31, 2010                      $1,250,000.00

         Total                              $10,500,000.00

         In the event that we prepay any Principal under the Bank of India Financing, such prepayment shall be subject to a fee equal to 1.0% of the amount prepaid for each year or portion thereof remaining between the date of prepayment and December 31, 2010.

         Our obligations under, and pursuant to, the Bank of India Financing have been guaranteed jointly and severally by the following subsidiaries:
Andapharm, Inc., a Nevada corporation, Andapharm, LLC, a Florida limited liability company, Bionutrics Health Products, Inc., a Delaware corporation, Incon Technologies, Inc., a Delaware corporation, Kirk Pharmacueticals, LLC, a Florida limited liability company, Kirk Pharmaceuticals, Inc., a Nevada corporation, Lipogenics, Inc., a Delaware corporation, Synovics Laboratories, Inc., a Nevada corporation and Nutrition Technology Corp., a Nevada corporation (collectively, the "SUBSIDIARY Guarators"). Each Subsidiary Guarantor has granted to Bank of India a first priority security interest with in its properties and assets as security for its obligations under, and pursuant to such guaranties.

         Our obligations of the Registrant under, and pursuant to, the Bank of India Financing have been further guaranteed jointly and severally by Dr. Nirmal Mulye, our Chief Scientific Officer and a Director, and Nostrum Pharmaceuticals, Inc., a Delaware corporation and affiliate of Dr. Mulye.

         The Bank of India Financing includes, without limitation, the following restrictions, any of which may be waived by Bank of India: (i) prohibition on liens other than certain permitted liens, including de minimis purchase money security interests; (ii) certain indebtedness and guarantees; (iii) mergers and sales of assets; (iv) leases out of the ordinary course of business; (v) declaration and payment of dividends; (vi) investment out of the ordinary course of business; (vi) limitations on capital expenditures.

         Simultaneously with the closing of the acquisition of Kirk and the Bank of India Financing, we consummated the sale of 1,500,000 shares of common stock to Maneesh. The purchase price for such shares was $4.00 per share, resulting in proceeds to us of $6,000,000.

         As a result of the consummation of the Bank of India Financing and the Maneesh Investment, we may required to repay its currently outstanding 9% Convertible Bridge Notes (the "BRIDGE NOTES"). We have solicited the consent of the holders of the Bridge Notes to convert their Bridge Notes into, and exchange their Bridge Notes for, an amended form of convertible note (the "REVISED NOTE") accruing interest at the rate of 9% per annum and convertible into shares of common stock at the conversion price of $2.50 per share. The Revised Note shall mature on April 3, 2009 and constitute unsecured indebtedness of the Registrant.

         TERMINATION OF PLACEMENT AGENCY AGREEMENT

         We have terminated the Placement Agency Agreement, dated as of October 3, 2006, by and between us and Indigo Securities LLC.

         SNG1003

         On June 9, 2006, we announced that we had initiated the process for U.S. chemical, manufacturing and control ("CMC") development of our third controlled-release generic drug candidate, SNG1003. We are developing three doses of SNG1003 (a, b and c), which together address a branded drug with annualized sales in excess of $500 million. Concurrently, we plan to conduct pivotal biostudies according to U.S Food and Drug Administration (FDA) guidelines to demonstrate bioequivalency that we believe will provide confirmation of the successful formulation and biostudies data achieved in India. Following the successful completion of development efforts with SNG1003a, b and c, and our previously announced drug candidates, SNG1001a and SNG1002a, we expect to file a series of Abbreviated New Drug Applications (each an "ANDA") with the FDA. There is no current generic version nor ANDA filed with the FDA for the brand targeted by SNG1003. If this situation remains when we file our intended ANDA, we could be awarded a period of marketing exclusivity.

         NAME CHANGE

         Effective on April 11, 2006, we completed the process of changing our corporate name from Bionutrics, Inc. to Synovics Pharmaceuticals, Inc.

         VICE PRESIDENT, TECHNICAL OPERATIONS NAMED

         On May 17, 2006, we announced that, Theodore Miro, has joined our subsidiary, Synovics Laboratories, Inc., as Vice President responsible for technical operations. In this role Mr. Miro will lead in the development of our drug pipeline and will interface with Kirk in the development and manufacture of our products. Mr. Miro has previously worked for Forrest Labs, Barr Labs and Pfizer.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         Certain information contained in or incorporated by reference into this prospectus includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act) that reflect our current views with respect to future events and financial performance. Certain factors, such as unanticipated technological difficulties, the volatile and competitive environment for drug delivery products, changes in domestic and foreign economic, market and regulatory conditions, the inherent uncertainty of financial estimates and projections, the degree of success, if any, in concluding business partnerships or licenses with viable pharmaceutical companies, instabilities arising from terrorist actions and responses thereto, and other considerations described as "Risk Factors" in this prospectus or incorporated by reference into this prospectus could cause actual results to differ materially from those in the forward-looking statements. When used in this prospectus and registration statement of which this prospectus forms a part, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "plan", "intend", "may," "will," "expect," "believe", "could," "anticipate," "estimate," or "continue" or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS, AS WELL AS THE RISK FACTORS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-KSB AND INCORPORATED HEREIN BY REFERENCE, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN US AND IN ANALYZING OUR FORWARD-LOOKING STATEMENTS.

         AS WE RECENTLY ACQUIRED KIRK, ANY FAILURE ON OUR PART TO SUCCESSFULLY INTEGRATE KIRK INTO OUR OPERATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS.

         On May 23, 2006, we consummated the acquisition of all of the outstanding equity interests in Kirk. We intend to utilize Kirk and its expertise to complete the CMC development work with respect to certain products it elects for development. In order to achieve these benefits, we must integrate Kirk, its management, information systems, and operations in our own. We can provide no assurance that we will be able to achieve and manage such integration or our expanded operations, or that we will achieve the anticipated benefits associated with the acquisition of Kirk. Any failure in this regard could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         WE HAVE LIMITED REVENUES AND A HIGH LEVEL OF INDEBTEDNESS.

         As a result of the Bank of India Financing, we have indebtedness in the principal amount of $10,500,000 at May 30, 2006. We will be required to repay principal and interest in accordance with the schedule described elsewhere herein. As we have limited revenues, we anticipate repaying such indebtedness from future cash flows from product commercialization, licensing, and offerings of equity and other securities. Any failure to repay such indebtedness when due could cause a default thereunder, which would cause the remaining principal amount thereof, and accrued and unpaid interest thereon, to become due and payable, which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

         WE HAVE A LIMITED OPERATING HISTORY UPON WHICH AN INVESTOR CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We commenced sales of our first product late in the second quarter of fiscal 1997. There is limited historical financial information about us upon which to base an evaluation of the Company's performance or to make a decision regarding an investment in shares of our common stock. We have generated an accumulated deficit of approximately $44,832,000 through its fiscal year ended October 31, 2005; approximately $41,921,000 through October 31, 2004, $40,797,000 through October 31, 2003, and $40,037,000 through its fiscal year ended October 31, 2002, and approximately $ 48,283,000 through April 30, 2006. Our operations have been limited to the efforts of negotiating and consummating the recently entered into agreement with Nostrum and maintaining our books and records, as well as consummating the acquisition of Kirk and the financial transactions related to such transaction. Our current business plan is to focus on its relationship with Nostrum and Technologies developed by Nostrum. At this time, our nutritional products are not viewed as a material part of our business. In the future, sales of products which we may introduce may fail to achieve significant levels of market acceptance.

Our business will be subject to all the problems, expenses, delays and risks inherent in the establishment of an early stage business enterprise, including limited capital, delays in product development, cost overruns due to price increases in raw products and unforeseen difficulties in manufacturing, uncertain market acceptance and the absence of an operating history. Therefore, we may never achieve or maintain profitable operations, and we may encounter unforeseen difficulties that may deplete its capital more rapidly than anticipated.

         WE WILL REQUIRE ADDITIONAL CAPITAL, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

         To become and remain competitive, we will be required to make significant investments in research and development on an ongoing basis. At this time, we have committed sources of financing that we believe would allow a limited number of its products to be developed and commercialized. For us to be able to continue to use our technology, including the Technology, in the development of future drug products as planned, we will need additional capital beyond that committed. We intend that this additional capital will be derived from future product sales, including products manufactured by Kirk, cash derived from product license agreements with other pharmaceutical companies or future capital raised by means of debt or equity financing. We can provide no assurance that additional necessary financing will be attainable on terms acceptable to us, in the future or at all. If financing is not available on satisfactory terms, we may be unable to operate at our present level or develop and expand our business, develop new products or develop new markets at the rate desired, and our operating results may be adversely affected. Debt financing increases expenses and must be repaid regardless of operating results. The availability of equity financing is uncertain, and successful equity financing would result in additional dilution to existing stockholders. The losses incurred to date, the uncertainty regarding the ability to raise additional capital and questions concerning our ability to generate net income and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time. Our audit opinion, as of and for the three years ended October 31, 2005, also indicates that there is substantial doubt about our ability to continue as a going concern.

         OUR FAILURE TO COMPETE EFFECTIVELY MAY LIMIT ITS ABILITY TO ACHIEVE PROFITABILITY.

         Competition in the pharmaceutical area is intense, and our competitors have substantially greater resources than do we. We may be required to obtain development and/or marketing partners to effectively enter the drug market.

         We expect that competition in the field of drug delivery will significantly increase in the future since smaller specialized research and development companies are beginning to concentrate on this aspect of the business. Some of the major pharmaceutical companies have invested and are continuing to invest significant resources in the development of their own drug delivery systems and technologies and some have invested funds in such specialized drug delivery companies. Many of these companies have greater financial and other resources as well as more experience than we do in commercializing pharmaceutical products. We believe that our principal competitors are those that have a history of developing successful controlled-release drugs. Each of these companies has developed expertise in certain types of drug delivery systems, although such expertise does not necessarily carry over to developing a controlled-release version of all drugs. Such companies may develop new drug formulations and products or may improve existing drug formulations and products more efficiently than we can. In addition, almost all of our competitors have vastly greater resources than we do. While our product development capabilities and, if obtained, patent protection may help us to maintain our market position in the field of advanced drug delivery, we can provide no assurance that others will not be able to develop such capabilities or alternative technologies outside the scope of our patents, if any, or that even if patent protection is obtained, such patents will not be successfully challenged in the future.

         InCon Processing's current competition is primarily from specialized local and regional processing facilities. However, many of their toll processing customers have the capacity to perform toll processing and molecular separation in-house. InCon Processing's current customers may discontinue their relationship with InCon Processing, or they may choose to utilize a different local processor instead of InCon Processing. If either of these events occurs, InCon Processing's revenue would suffer.

         WE MAY FAIL TO ESTABLISH OR CULTIVATE STRATEGIC PARTNERSHIPS TO EXPAND OUR BUSINESS.

         We have stated our intent to develop our business model and build our business initially through strategic partnerships. The principal focus of these relationships is the funding of product development (and regulatory approval when necessary), marketing, sales and co-promotion of our technology/products. Manufacturing is also currently intended to be achieved through partnerships, either as part of a marketing agreement with other companies, or by contract with companies exclusive of marketing and sales. We may not be able to successfully form or manage such partnerships, and if not, our ability to execute our business plan will be at risk. Further, if these partnerships are formed but are not successful in their execution, further revenue derived from licensing payments or other such technology/product payments to us may not materialize.

         OUR ABILITY TO MARKET OUR PRODUCTS IS SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

         The potential 505(b)(2) products which we are currently considering to develop and market, and those that we may develop and market in the future, may infringe patent and other rights of third parties. In addition, our competitors, many of which have substantially greater resources than do we and have made significant investments in competing technologies or products, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell products either in the U.S. or international markets. Intellectual property litigation in the pharmaceutical industry is common, and we expect this to continue.

         IF WE ARE UNABLE TO FILE FOR APPROVAL UNDER SECTION 505(B)(2) OF THE FDCA OR IF WE ARE REQUIRED TO GENERATE ADDITIONAL DATA RELATED TO SAFETY AND EFFICACY IN ORDER TO OBTAIN APPROVAL UNDER SECTION 505(B)(2), WE MAY BE UNABLE TO MEET OUR ANTICIPATED DEVELOPMENT AND COMMERCIALIZATION TIMELINES.

         Our current plans for filing NDAs for our product candidates include efforts to minimize the data which we will be required to generate in order to obtain marketing approval for our product candidates and therefore possibly obtain a shortened review period for the applications. We have not yet discussed or agreed with the FDA as to the nature or extent of any studies we may be required to conduct in order to achieve approval for any of our product candidates. The timeline for filing and review of NDAs is based on our plan to submit NDAs under Section

505(b)(2) of the FDCA, as a result of which we may rely in part on data in the public domain or elsewhere. We have not yet filed an NDA under Section 505(b)(2) for any product candidates. Depending on the data that may be required by the FDA for approval, some of the data may be related to products already approved by the FDA. If the data relied upon is related to products already approved by the FDA and covered by third-party patents, we would be required to certify that we do not infringe the listed patents or that such patents are invalid or unenforceable. As a result of the certification, the third-party would have 45 days from notification of certification to initiate an action against us. In the event that an action is brought in response to such a certification, the approval of the our NDA could be subject to a stay of up to 30 months or more while we defend against such a suit. Approval of our potential product candidates under Section 505(b)(2) may therefore be delayed until patent exclusivity expires or until we successfully challenge the applicability of those patents to its potential product candidates. Alternatively, we may elect to generate sufficient additional clinical data so that we no longer rely on data which triggers a potential stay of the approval of its product candidates. Even if no exclusivity periods apply to our applications under Section 505(b)(2), the FDA has broad discretion to require us to generate additional data on the safety and efficacy of our product candidates to supplement third-party data on which we may be permitted to rely. In either event, we could be required, before obtaining marketing approval for any of its product candidates, to conduct substantial new research and development activities beyond those which we currently plan to engage in order to obtain approval of our product candidates. Such additional new research and development activities would be costly and time consuming.

          WE MAY BECOME SUBJECT TO INCREASED GOVERNMENTAL REGULATION, WHICH COULD INCREASE THE COSTS OR CAUSE US TO REVISE CERTAIN PRODUCT CLAIMS.

         The design, development and marketing of pharmaceutical compounds, on which our success depends, is subject to extensive regulation by the federal government, principally the FDA, and to a lesser extent, other federal and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations govern the development, testing, manufacture, safety/effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. Non-compliance with applicable regulations can result in judicially and/or administratively imposed sanctions, including the initiation of product seizures, injunction actions, fines and criminal prosecutions. Administrative enforcement measures may involve the recall of products, as well as the refusal of an applicable government authority to enter into supply contracts or to approve new drug applications. The FDA also has the authority to withdraw its approval of drugs in accordance with regulatory due process procedures. The cost of complying with government regulations substantially increases the cost of producing our products.

         FDA approval is required before any new drug can be marketed. The FDA requires extensive testing of new pharmaceutical products to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. Testing in humans may not be commenced until after an IND exemption is granted by the FDA. A NDA or supplemental NDA must be submitted to the FDA both for new drugs that have not been previously approved by the FDA and for new combinations of, new indications for, or new delivery methods for previously approved drugs. FDA approval of an ANDA is required before a generic equivalent of an existing or referenced brand drug can be marketed. The ANDA process is abbreviated in that the FDA waives the requirement of conducting complete preclinical and clinical studies and, instead, relies on bioequivalence studies which compare the applicant's drug with an already approved reference drug. These ANDA filings allow a company to avoid the expensive and time-consuming process of clinical efficacy and safety studies that are required for NDAs.

         WE HAVE NO HISTORY OF RESEARCH AND DEVELOPMENT OR COMMERCIALIZATION OF DRUG PRODUCTS.

         We have not previously formulated, researched, developed, and filed for FDA approval, nor has it commercialized any drug product, generic or 505(b)(2). While we believe we can successfully accomplish the development, manufacturing and launch of products based on our licensed Technology by hiring requisite competent and experienced management and operational personnel, employing our relationship with Kirk or teaming with other pharmaceutical companies to create strategic partnerships at various stages of the process, we can provide no assurance that any or all of this can be accomplished to the degree necessary to ensure a successful drug development and commercialization operation.

         WE EXPECT TO INCUR SUBSTANTIAL LOSSES FOR THE FORESEEABLE FUTURE AS A RESULT OF INCREASES IN ITS RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING COSTS ASSOCIATED WITH CLINICAL TRIALS AND REGULATORY COMPLIANCE.

         We are a development stage company and is anticipating a prolonged period of losses and negative cash flows while it develops and commences commercialization of its planned products. As a result, its chances for achieving profitability on a sustained basis will depend on numerous factors, including the following:

         o        successful development and testing of product candidates;

         o the receipt of required regulatory approvals relating to product candidates;

         o        commercialization of our products; and

         o        gaining a competitive position in the market.

         WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE TO PROTECT IT AGAINST LOSSES.

         As a marketer of pharmaceutical products and dietary supplements that are intended to be ingested by consumers, even if sold to the consumer by a third party company and/or formulated in a third party company's product, we may be subject to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date, any future product liability claims and the resulting adverse publicity could materially adversely affect our business. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business, prospects, financial condition, and results of operations could be materially adversely affected.

         AS RESULT OF THE SPECIALIZED NATURE OF OUR BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH OUR KEY MANAGEMENT AND SCIENTIFIC PERSONNEL OR OUR INABILITY TO RECRUIT AND RETAIN ADDITIONAL PERSONNEL COULD PREVENT US FROM DEVELOPING OUR TECHNOLOGIES AND OBTAINING FINANCING.

         We are dependent on our management, particularly Drs. Ronald Lane, a Founder and the Chief Executive Officer, and Nirmal Mulye, Chief Scientific Officer, for all our business and technology development activities. We are dependent on our ability to attract, retain and motivate additional qualified personnel. We are currently in the process of preparing long-term employment contracts for these two key employees. The loss of the services of Drs. Lane and Mulye or other executive officers and key employees could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         WE MAY EXPERIENCE DIFFICULTY IN ENTERING INTERNATIONAL MARKETS.

         The creation of strategic partnerships and the marketing and sale of our pharmaceutical technology/products could experience difficulty entering international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. Operating in international markets exposes us to certain risks, including, among other things: (i) changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits to the United States; (ii) exposure to currency fluctuations; (iii) the potential imposition of trade or foreign exchange restrictions or increased tariffs; and (iv) political instability. If we expand into international operations, these and other risks associated with international operations are likely to be encountered. In addition, we can provide no assurance that we will be able to enter into agreements with international marketing partners and thereby would limit the expansion of our revenue base.

         WE RELY ON PATENTS, LICENSES AND INTELLECTUAL PROPERTY RIGHTS TO PROTECT OUR PROPRIETARY INTERESTS.

         Our success depends in part on our continued ability to obtain patents, licenses and other intellectual property rights covering our products. Our current patent rights are held by our subsidiary LipoGenics and relate to dietary supplement and potential future new chemical entity drug development. There can be no assurance that our licenses, patents and patent applications are or will be sufficiently comprehensive to protect these products. Although we can provide no assurance, we may be successful in filing for patent protection for generic or 505(b)(2) products it develops in the future independent or together with the Nostrum technology. The process of seeking further patent protection can be long and expensive, and we can provide no assurance that we will have sufficient capital reserves to cover the expense of patent prosecution for its application or that all or even any patents will issue from currently pending or any future patent applications or that any of the patents when issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. While we believe the bases on which patent applications were filed correspond to the patents that have been issued for composition and method of production and use and are reasonable given the issuance of the latter patents, we can provide no assurance that the patents for which we have applied will be issued. We may be subject to or may be required to initiate interference proceedings in the U.S. Patent and Trademark Office. Such proceedings could demand significant financial and management resources. We may receive communications alleging possible infringement of patents or other intellectual property rights of others. We believe that in most cases we could obtain necessary licenses or other rights on commercially reasonable terms, but we may be unable to do so. In addition, litigation could ensue or damages for any past infringements could be assessed. Litigation, which could result in substantial cost to and diversion of efforts by us, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         OUR COMMON STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY, WHICH COULD AFFECT A STOCKHOLDER'S ABILITY TO SELL OUR COMMON STOCK OR THE PRICE FOR WHICH IT CAN BE SOLD.

         There has been and may continue to be, at least for the immediate future, a limited public market for our common stock. On July 18, 2001, the Company's common stock was delisted from quotation on the Nasdaq SmallCap Market due to non-compliance with certain continuing listing requirements. From July 19, 2001 to February 28, 2003, the Company's common stock was quoted on the OTC Bulletin Board under the symbol "BNRX.OB." From March 1, 2003 to July 12, 2005, the Company's common stock was quoted on the "Pink Sheets" under the symbol "BNRX.PK". On July 13, 2005 the Company's common stock was approved by the NASD and appeared on the OTCBB with an unpriced quote. Three business days later, on July 18, 2005, HDSN showed a priced quote for BNRX.OB. Thirty days later, on August 15, 2005 all other market makers were eligible to appear on the OTCBB with their quotes, and have been quoted there through the present. On April 11, 2006, our symbol was amended to be SYVC.OB as a result of the amendment of our corporate name to Synovics Pharmaceuticals, Inc.

         RIGHTS TO ACQUIRE SHARES OF OUR COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF OUR COMMON STOCK.

         As of April 30, 2006, 568,33 shares of common stock are reserved under our 1996 Stock Option Plan for issuance pursuant to the exercise of options that may be granted in the future under the plan. We also have outstanding options and warrants not issued under the 1996 Plan to purchase up to 1,512,755 shares of common stock, as well as a convertible promissory notes of $1,500,000, convertible into shares at $3.00 per share, convertible promissory notes of $650,000, convertible into shares of common stock at $2.50 per share, convertible promissory notes of $1,287,578 convertible at $1.29 per share, and convertible promissory notes of $864,783.34, convertible at $1.00 per share, unless adjusted by formula per the convertible promissory note agreements. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of the common stock with resulting dilution in the interests of holders of common stock. The existence of such stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders of the options and warrants can be expected to exercise those options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of its common stock on terms more favorable to us than those provided by the exercise of the options and warrants.

         We also have the authority to issue additional shares of common stock and shares of one or more series of convertible preferred stock. The issuance of those shares could result in the dilution of the voting power of outstanding shares of common stock and could have a dilutive effect on earnings per share.

         IT MAY BE DIFFICULT FOR A THIRD PARTY TO GAIN CONTROL OF US, EVEN IF THE ACQUISITION OF CONTROL WOULD BE IN THE BEST INTERESTS OF ITS STOCKHOLDERS.

         Our Restated Articles of Incorporation and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when those attempts may be in the best interest of stockholders. Nevada law also imposes conditions on certain business combination transactions with "interested stockholders" (as defined therein). Our Restated Articles authorize the Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of our common stock.

         FORWARD-LOOKING STATEMENTS SHOULD NOT BE RELIED ON BECAUSE THEY ARE INHERENTLY UNCERTAIN.

         Certain statements and information contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. These include statements concerning our future, proposed, and anticipated activities; certain trends with respect to its revenue, operating results, capital resources, and liquidity, and certain trends with respect to the markets in which we compete or our industry in general. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those anticipated in or implied by such forward-looking statements.

                                 USE OF PROCEEDS

         Other than receipt of the cash exercise price upon exercise of the Warrants, the Company will receive no proceeds from the sale of the Shares sold by the Selling Stockholders. The proceeds of the sale by the Company to the Selling Stockholders of up to 1,382,755 shares of Common Stock upon exercise of the Warrants and options and other warrants (a maximum of approximately $6,031,020 will be used for working capital.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 30, 2006, there were issued and outstanding 24,181,725 shares of Common Stock, and 591,850 shares of preferred stock, options and warrants to purchase a total of 4,480,660,shares of the our common stock including the 1,857,755 shares issuable upon exercise of the Warrants held by the Selling Stockholders, and 2,622,905 shares issuable upon conversion of the Notes.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of Synovics, the holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by the laws of the state of Nevada, but without further action by our stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and right of the shares of each such series (including dividend, redemption, sinking fund, conversion, voting and liquidation rights) and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of us.

         We have authorized 1,500,000 shares of Series A Convertible Preferred Stock, of which none have been issued.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are offering shares of our common stock which may be acquired either upon exercise of Warrants or upon conversion of Notes. The Notes and the Warrants were acquired in a private placement, pursuant to which we offered to "accredited investors", as defined in Rule 501(a) of Regulation D under the Securities Act. We paid Indigo Securities Inc., the Placement Agent, and selected dealers cash commissions aggregating $301,050 and warrants to purchase an aggregate of 75,263 shares of common stock at a price of $4.00 per share. In addition to the warrants granted as additional compensation for the gross proceeds raised under the Convertible Bridge Loan, Indigo also issued a promissory note in the amount of $150,000 to the Company to purchase 500,000 warrants with an exercise price of $5.00 and a term of three years.

         We have granted the purchasers in the private placement certain demand and piggy-back registration rights under the Securities Act of 1933, as amended, at its expense with respect to the offering of shares of common stock acquired upon exercise of the Warrants or the Notes.

         We have also agreed to file the Registration Statement of which this prospectus is a part to register for reoffering the shares of common stock acquired upon exercise of the Warrants or conversion of the Notes.

         The following table details the name of each Selling Stockholder, the number of shares of our common stock owned by each Selling Stockholder and the number of shares of our common stock that may be offered for resale under this prospectus. To the extent permitted by law, the Selling Stockholders which are not natural persons may distribute shares from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the Selling Stockholders and their respective permitted transferees or other successors in interest that receive their shares from Selling Stockholders after the date of this prospectus to resell the shares. Because each Selling Stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the offering can be provided. The Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

         The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders. Except as indicated by footnote, none of the Selling Stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of its shares or other securities. Except as indicated by footnote, the Selling Stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 12,681,725 shares of our common stock outstanding as of May 30, 2006.

                                                     SHARES                                                          PERCENT OF
                                                  BENEFICIALLY                                SHARES OWNED             COMMON
                                                 OWNED PRIOR TO           NUMBER OF              AFTER               STOCK OWNED
             NAME AND ADDRESS                       OFFERING           SHARES OFFERED*         OFFERING***         AFTER OFFERING
             ----------------                       --------           ---------------         -----------         --------------
Indigo Securities, LLC                              575,263               575,263(1)                0                  2.5%
780 Third Avenue
New York, NY 10017

Nova Trust                                          113,333               113,333(2)                0                   **
c/o Stonehage SSA
Rue du Puits Godet 12
PO Box 763
Neuchatel, Switzerland CH 2002

Elcanan Finestone                                    28,333               28,333(3)                 0                   **
3556 West Arthur Avenue
Lincolnwood, IL 60712

David Jordon                                        226,666               226,666(4)                0                  1.0%
40 Cushman Road
Scarsdale, NY 10583

Asia Pacific Investment Holdings                   2,204,661              750,000(5)            1,454,661              6.4%
90 Cecil Street #08-03
Singapore 069531

HealthSTAR Holdings                                 499,061                499,061                  0                  2.2%
100 Woodbridge Center Drive
Woodbridge, NJ 07095

Fred Frank                                          249,531                249,531                  0                  1.1%

Chuck Wardell                                       124,765                124,765                  0                   **

Dwight Miller(7)                                    124,766                124,766                  0                   **

Ropart Asset Management                             428,867                278,867               150,000                **
1 East Weaver Street
Greenwich, CT 06831

William McCormick(8)                                812,667                281,833               530,834               2.3%
9 Peckland Road
Greenwich, CT 06831

William Rittger                                     148,333                148,333                  0                   **
750 Ocean Royale Way
Juno Beach, FL 33408

Ronald H. Lane(9)                                  3,939,668               103,833              3,835,835             16.9%
3102 North Manor Drive West
Phoenix, AZ 85014

Fred Rentschler                                      74,302                 37,083               37,219                 **
5945 E Sage Drive
Scottsdale, AZ 85253

                                                     SHARES                                                          PERCENT OF
                                                  BENEFICIALLY                                SHARES OWNED             COMMON
                                                 OWNED PRIOR TO           NUMBER OF              AFTER               STOCK OWNED
             NAME AND ADDRESS                       OFFERING           SHARES OFFERED*         OFFERING***         AFTER OFFERING
             ----------------                       --------           ---------------         -----------         --------------
James Belcher                                       110,833                 14,833               96,000                 **
95 Sunset Farm Road
West Hartford, CT 06107

Stephen Bliss                                        3,333                 3,333(6)                 0                   **
74 Kettle Creek Road
Weston, CT 06

Bushido Capital Master Fund                          83,333              83,333((6))                0                   **
c/o Bushido Capital Partners
275 Seventh Avenue, Suite 2000
New York, NY 10001

Kevin P. Daly Revocable Trust                        24,999               24,999(6)                 0                   **
PO Box 882890
Steamboat Springs, CO 80488

Francis Fiolek                                       4,166                 4,166(6)                 0                   **
7 Valley Heights Road
Westport, CT 06880

Rodd Friedman                                        33,333               33,333(6)                 0                   **
93 Hillspoint Road
Westport, CT 06880

The Really Cool Group Ltd.                           16,666               16,666(6)                 0                   **
The Metropole
Roseville Street
St. Helier, Jersey Channel Islands
JE1 4HG

Stratford Partners, LP                               50,000               50,000(6)                 0                   **
237 Park Avenue, Suite 900
New York , NY 10017

Jerry Treppel                                        25,000               25,000(6)                 0                   **
13 Lucille Court
Edison, NJ 08820

Wheaten Healthcare Partners LP                       25,000               25,000(6)                 0                   **
212 Durhan Avenue, Building 4, Suite 201
Metuchen, NJ 08840

Myron Neugeboren                                     8,333                 8,333(6)                 0                   **
PO Box 1410
199 Wells Hill Road
Lakeville, CT 06039

                                                     SHARES                                                          PERCENT OF
                                                  BENEFICIALLY                                SHARES OWNED             COMMON
                                                 OWNED PRIOR TO           NUMBER OF              AFTER               STOCK OWNED
             NAME AND ADDRESS                       OFFERING           SHARES OFFERED*         OFFERING***         AFTER OFFERING
             ----------------                       --------           ---------------         -----------         --------------
Asset Managers International Ltd                     41,666               41,666(6)                 0                   **
c/o Olympia Capital (Ireland)
Harcourt Centre, 6th Floor
Block 3, Harcourt Road, Dublin 2
Ireland

Peter O'Gorman                                       8,333                 8,333(6)                 0                   **
31 Old Chimney Road
Upper Saddle River, NJ 07458

Professional Traders                                 50,000               50,000(6)                 0                   **
1400 Old Country Road
Westbury, NY 11590

Stanley Edwards                                      8,333                 8,333(6)                 0                   **
208 5th Street
Lakewood, NJ 08701

First Mirage                                         16,666               16,666(6)                 0                   **
333 Sandy Springs Circle
Suite 230
Atlanta, GA 30328

Governing Dynamics Investment                        16,666               16,666(6)                 0                   **
c/o Fortune City
322 8th Avenue
New York, NY 10001

Nite Capital                                         33,333               33,333(6)                 0                   **
100 East Cook Avenue, Suite 201
Libertyville, IL 60048


         * The shares offered by the Private Placement Selling Stockholders are the shares which may be acquired by them upon exercise of Warrants or conversion of Notes. The shares which may be acquired upon exercise of Warrants or conversion of Notes are included in the beneficial ownership of the Selling Stockholder prior to offering.

         **       Less than 1%.

         (1) Consists of shares issuable upon exercise of outstanding warrants. The referenced entity has served as investment banker and financial consultant to us.

         (2) Includes 33,333 shares issuable upon exercise of outstanding warrants.

         (3) Includes 8,333 shares issuable upon exercise of outstanding warrants.

         (4) Includes 66,666 shares issuable upon exercise of outstanding warrants.

         (5) Includes 250,000 shares issuable upon exercise of outstanding warrants.

         (6) Consists of shares issuable upon exercise of outstanding warrants.

         (7)      The referenced individual has acted as counsel to us.

         (8) The referenced individual is one of our directors and a member of our audit committee.

         (9) The referenced individual is our chairman of the board of directors, chief executive officer, president, secretary and treasurer.

                              PLAN OF DISTRIBUTION

OFFER AND SALE OF SHARES

         A Selling Stockholder, including in such definition in this section, the Placement Agent and its associates, or a pledgee, donee, transferee or other successor-in-interest who receives shares offered by the prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may offer and sell shares in the following manner:

         o on the OTCBB or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

         o   at fixed prices, which may be changed; or

         o   in privately-negotiated transactions.

         A Selling Stockholder or a pledgee, donee, transferee or other successor-in-interest who receives shares offered by this prospectus from a Selling Stockholder, may sell the shares in one or more of the following types of transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices:

         o a block trade in which a broker-dealer engaged to sell shares may sell all of such shares in one or more blocks as agent;

         o a broker-dealer may purchase as principal and resell shares for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the Amex or a quotation system;

         o   upon the exercise of options written relating to the shares;

         o ordinary brokerage transactions or transactions in which the broker solicits purchasers;

         o   a privately-negotiated transaction; and

         o any combination of the foregoing or any other available means allowable under law.

         From time to time, a Selling Stockholder may transfer, pledge, donate or assign its shares to lenders or others and each of those persons will be deemed to be a "Selling Stockholder" for purposes of this prospectus. The number of shares beneficially owned by a Selling Stockholder may decrease as, when and if he takes such actions. The plan of distribution for the Selling Stockholder's shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be a Selling Stockholder under this prospectus.

         A Selling Stockholder may enter into hedging, derivative or short sale transactions with broker-dealers in connection with sales or distributions of the shares being offered by this prospectus or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder. A Selling Stockholder also may sell shares short and redeliver the shares to close out short positions and engage in derivative or hedging transactions. A Selling Stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. A Selling Stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares or upon a default the broker-dealer may sell the pledged shares under this prospectus.

SELLING THROUGH BROKER-DEALERS

         A Selling Stockholder may select broker-dealers to sell its shares. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders. Broker-dealers so engaged may arrange for other broker-dealers, commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and a Selling Stockholder and certain pledgees, donees, transferees and other successors-in-interest, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the "SECURITIES ACT") in connection with the sale of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because a Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act or other exemption from
registration   may  be  sold  under  Rule  144  or  such  other  exemption  from registration rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sales of the shares covered by this prospectus.

         Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

         The Selling Stockholders are not obligated to, and there is no assurance that the Selling Stockholders will, sell any or all of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS

         Reitler Brown & Rosenblatt LLC, New York, New York, as securities counsel to us, will pass upon whether the shares of common stock which are being registered under the Securities Act of 1933, as amended, by the registration statement of which this prospectus is a part are fully paid, nonassessable and legally issued.


                                     EXPERTS


         Our consolidated financial statements as of May 30, 2006, 2005 and 2004 and for the years ended October 31, 2005, 2004, and 2003, incorporated by reference in this prospectus, have been audited by Miller, Ellin & Co., Inc., independent certified public accountants, as indicated in its report with respect thereto, and is incorporated by reference in this prospectus in reliance upon its report given upon the authority of said firm as experts in accounting and auditing.


                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this registration statement is considered to be part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those filed by us prior to the termination of the offering) it makes with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

         a. Our annual report on Form 10-K for the year ended October 31, 2005, filed with the Commission on January 30, 2006;

         b. Our quarterly report on Form 10-Q for the quarter ended January 31, 2006, filed with the Commission on March 16, 2006;

         c. Our quarterly report on Form 10-Q for the quarter ended April 30, 2006, filed with the Commission on June 21, 2006,

         d.  Our current report on Form 8-K filed on March 7, 2006;

         e.  Our current report on Form 8-K filed on March 29, 2006;

         f.  Our current report on Form 8-K filed on April 12, 2006;

         g.  Our current reports on Form 8-K filed on May 19, 2006;

         h. Our current report on Form 8-K filed on May 26, 2006, as amended and filed on May 31, 2006;

         i.  Our current report on Form 8-K filed on June 12, 2006;

         j. The description of our common stock, par value $0.001 per share, which is contained in our registration statement filed under the Securities Act of 1934, as amended, on Form 12-G filed on January 21, 1997, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

         You may request a copy of these filings, at no cost, by written or oral request to us at the following address:

                           Ronald H. Lane, Ph.D.
                           Corporate Secretary
                           2575 East Camelback Road
                           Suite 450
                           Phoenix, Arizona 85016
                           (Telephone Number (602) 508-0112)

         No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the shares of our common stock by the Selling Stockholders. If information or representations other than those contained in this prospectus are given or made, you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in our affairs since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation. The information in this prospectus is not complete and may be changed.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses incurred by us in connection with the distribution of the securities registered under this registration statement:



                             AMOUNT TO BE PAID
                               -------------

               SEC Registration Fee............................$  1,714.43
               Legal Fees and Expenses.........................$ 30,000.00*
               Accounting Fees and Expenses................... $  1,000.00*
               Printing Expenses.............................. $  2,000.00*
               Miscellaneous...................................$  2,000.00*
                                                               -----------

               Total.......................................... $ 36,714.43

         *  Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated Articles of Incorporation ("Restated Articles") provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or
(2) for the payment of dividends in violation of restrictions imposed by Section
78.300 of the Nevada GCL. The effect of this provision in our Restated Articles is to eliminate our rights and our stockholders, either directly or through stockholders' derivative suits brought on behalf of us, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

         In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

         Section 78.751 of the Nevada GCL provides that a corporation may indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

         Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Synovics pursuant to the foregoing provisions or otherwise, it has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBITS

EXHIBIT NO.             DOCUMENT

      3.1  (1)    Restated Articles of Incorporation

      3.2  (1)    Articles of Amendment to the Articles of Incorporation

      3.3  (1)    Bylaws

      4.1  (1)    Form of Certificate evidencing shares of common stock

      4.2  (7)    1996 Stock Option Plan, as amended through March 26, 1998

      4.3  (33)   Promissory  Note,  dated May 23, 2006, by the Company in favor of John S. Copanos

      4.4  (34)   Promissory  Note,  dated May 22, 2006, by the Company in favor of Bank of India, in the Principal Amount of $10,500,000

     5.1*         Opinion of Reitler Brown & Rosenblatt LLC

     10.1  (3)    Employment Agreement between the Company and John R. Palmer

     10.2  (2)    Agreement and Plan of Merger by and among InCon  Technologies,
                  Inc., InCon Holdings, LLC, Bionutrics, Inc. and BNRX, Inc.

     10.3  (4)    Stock Purchase  Agreement dated as of August 14, 1998, between the Company and AC HUMKO CORP.

     10.4  (4)    Warrant  Agreement  dated as of August 14,  1998,  between the
                  Company and AC HUMKO CORP.

     10.5  (5)    Exclusive  Supply  Agreement  dated  as of  August  14,  1998, between AC HUMKO CORP. and Bionutrics Entities (filed in redacted format pursuant to a confidential treatment request)

     10.6  (7)    Warrant  Agreement for the purchase of 20,000 shares of common stock  between  the Company  and  William M.  McCormick  dated
                  August 7, 1998

     10.7  (7)    Warrant Agreement for the purchase of 120,000 shares of common stock  between  the Company  and  William M.  McCormick  dated
                  August 7, 1998

     10.8  (8)    Stock Purchase  Agreement and Common Stock  Purchase  Warrants
                  dated January 28, 1999 between Ropart Investments, LLC and the
                  Company

     10.9  (8)    Warrant  Certificates  dated  April 27, 1999 issued to Gary J.
                  Shemano, Mart Bailey and Michael Jacks for an aggregate of 20,000 shares of common stock and Warrant Agreement effective
                  April 9, 1998 between The Shemano Group and the Company

    10.10  (9)    Master Formation Agreement for InCon Processing,  LLC among AC
                  HUMKO CORP., InCon  Technologies,  Inc., InCon  International,
                  Inc., Nutrition Technology Corp., and Bionutrics,  Inc., dated
                  June 25, 1999 (filed in redacted format pursuant to a confidential treatment request)

    10.11  (9)    Members Agreement for InCon Processing,  LLC, between AC HUMKO
                  CORP. and InCon Technologies, Inc., dated June 5, 1999 (filed in redacted format pursuant to a confidential treatment request)

    10.12  (9)    First Amendment to Agreement for Purchase and Sale of Assets

    10.13  (11)   Common  Stock  Purchase  Agreement  dated  September  7,  2000 between the Company and Justicia Holdings Limited

    10.14  (11)   Registration  Rights Agreement dated September 7, 2000 between the Company and Justicia Holdings Limited

    10.15  (11)   Escrow  Agreement  dated  September 7, 2000 among the Company,
                  Justicia Holdings Limited and Epstein, Becker & Green P.C.

    10.16  (11)   Form of  Stock  Purchase  Warrant  pursuant  to  Common  Stock
                  Purchase Agreement dated September 7, 2000

    10.17  (12)   Common  Stock  Purchase  Agreement  dated  September  20, 2000 between the Company and AMRO International, S.A.

    10.18  (12)   Registration Rights Agreement dated September 20, 2000 between the Company and AMRO International, S.A.

    10.19  (12)   Escrow  Agreement  dated September 20, 2000 among the Company,
                  AMRO International, S.A. and Epstein, Becker & Green P.C.

    10.20  (12)   Warrant  Agreement for the purchase of 10,000 shares of common stock dated  September  20, 2000  between the Company and AMRO
                  International, S.A.

    10.21  (12)   Series A Convertible  Preferred  Stock  Acquisition  Agreement
                  dated October 27, 2000 between the Company and Milton Okin

    10.22  (12)   Common  Stock  Acquisition  Agreement  dated  October 28, 2000 between the Company and Macropower Development Limited

    10.23  (12)   First Modification to the Master Formation Agreement for InCon
                  Processing,  LLC, entered into October 30, 2000 among ACH Food
                  Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies,
                  Inc., InCon  International,  Inc.,  Nutrition Technology Corp.
                  and Bionutrics, Inc.

    10.24  (12)   First   Modification  to  the  Members   Agreement  for  InCon
                  Processing,  LLC, entered into October 30, 2000 among ACH Food
                  Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies,
                  Inc. and Bionutrics, Inc.

    10.25  (12)   Common  Stock  Acquisition  Agreement  dated  October 30, 2000 between the Company and ACH Food Companies,  Inc. (formerly AC
                  HUMKO CORP.)

    10.26  (12)   Warrant Agreement for the purchase of 400,000 shares of common stock, dated October 30, 2000 between the Company and ACH Food
                  Companies, Inc. (formerly AC HUMKO CORP)

    10.27  (12)   Common Stock Purchase Agreement dated December 20, 2000 by and between the Company and Ropart Investments, LLC

    10.28  (12)   Warrant  Agreement for the purchase of 14,000 shares of common stock,  dated December 20, 2000 between the Company and Ropart
                  Investments, LLC

    10.29  (13)   Stock  Purchase   Agreement  dated  August  23,  2001  between
                  Pharmaceutical Marketing Brands, Inc. and Bionutrics, Inc.

    10.30  (14)   Amended   and   Restated    Consolidated    Multiple   Advance
                  Non-Revolving Note, dated October 26, 2001

    10.31  (14)   Amended and Restated Loan and Stock Pledge Agreement

    10.32  (14)   Amended and Restated Security Agreement

    10.33  (14)   Amendment   No.  1  to  Stock   Purchase   Agreement   between
                  Pharmaceutical  Marketing Brands,  Inc. and Bionutrics,  Inc.,
                  effective  as of August 23,  2001,  executed  as of October 5,
                  2001

    10.34  (14)   Amendment  No.  2 to  Stock  Purchase  Agreement,  dated as of
                  October 31, 2001

    10.35  (15)   Amendment  No.  3 to  Stock  Purchase  Agreement,  dated as of
                  December 28, 2001

    10.36  (16)   Amendment  No.  4 to  Stock  Purchase  Agreement,  dated as of
                  January 29, 2002

    10.37  (17)   Second Amended and Restated Consolidated Multiple Advance Non-
                  Revolving Note, dated April 9, 2002

    10.38  (18)   Amendment  No. 1 to Amended and Restated Loan and Stock Pledge
                  Agreement, dated April 9, 2002

    10.39  (19)   Amendment  No. 1 to Amended and Restated  Security  Agreement,
                  dated April 9, 2002

    10.40  (20)   Third Amended and Restated  Consolidated Multiple Advance Non-
                  Revolving Note, dated July 10, 2002

    10.41  (21)   Amendment  No. 2 to Amended and Restated Loan and Stock Pledge
                  Agreement, dated July 10, 2002

    10.42  (22)   Amendment  No. 2 to  Amendment  No. 1 to Amended and  Restated
                  Security Agreement, dated July 10, 2002

    10.43  (23)   Product Development and License Agreement dated June 16, 2004, by and between the Company and Nostrum Pharmaceuticals, Inc.

    10.44  (24)   Stock Purchase  Agreement  dated June 16, 2004, by and between the Company and Nostrum Pharmaceuticals, Inc.

    10.45  (25)   Stock Purchase  Agreement dated August 2, 2004, by and between the Company and Asia Pacific Investment Holdings Limited

    10.46  (26)   Fourth Amended and Restated Consolidated Multiple Advance Non-
                  Revolving Note, dated January 31, 2003

    10.47  (26)   Stock  Purchase  Agreement  dated  September  1, 2004,  by and between  the  Company  and Asia  Pacific  Investment  Holdings
                  Limited

    10.48  (27)   Technology License  Agreement,  by and between the Company and
                  Nostrum Pharmaceuticals, Inc., dated March 16, 2005

    10.49  (27)   Stock  Purchase  Agreement,  by and  between  the  Company and
                  Nostrum Pharmaceuticals, Inc., dated March 16, 2005

    10.50  *      Amendment  No.  1 to  Technology  License  Agreement,  by  and
                  between the Company and Nostrum  Pharmaceuticals,  Inc., dated
                  June 30, 2005

    10.51  (28)   Purchase  Agreement,  by and  between  the  Company,  John  D.
                  Copanos and John S. Copanos, dated July 18, 2005

    10.52  *      Amendment  No.  2 to  Technology  License  Agreement,  by  and
                  between the Company and Nostrum  Pharmaceuticals,  Inc., dated
                  August 31, 2005

    10.53  (29)   Letter  Agreement,   by  and  between  the  Company,   Nostrum
                  Pharmaceuticals, Inc. and Enem Nostrum Remedies Pvt. Ltd, dated September 27, 2005

    10.54  (30)   Placement  Agency  Agreement,  by and  between the Company and
                  Indigo Securities LLC, dated October 3, 2005

    10.55  (30)   Form of  Subscription  Agreement  associated  with the  Bridge
                  Financing

    10.56  (30)   Form of 9% Convertible Bridge Notes

    10.57  (30)   Form of  Registration  Rights  Agreement  associated  with the
                  Bridge Financing

    10.58  (30)   Form of Bridge Warrants associated with the Bridge Financing

    10.59  (30)   Amendment  No.  3 to  Technology  License  Agreement,  by  and
                  between the Company and Nostrum  Pharmaceuticals,  Inc., dated
                  October 3, 2005

    10.60  (31)   Form of Purchase and Sale  Agreement by and among the Company,
                  Asia Pacific Investment Holdings Limited,  InCon Technologies,
                  Inc.,  Bali  Holdings,  LLC,  InCon  Processing,   LLC,  InCon
                  International, Inc., N.P. Shaikh and John R. Palmer, dated as of October 31, 2005 10.61 (31) Form of Consent of Noteholders of Bionutrics, Inc.

    10.62  (32)   ANDA Ownership Transfer and Product License  Agreement,  dated as of May 17, 2006, by and between Nostrum Pharmaceuticals, Inc. and Synovics Laboratories, Inc.

    10.63  (34)   Purchase Agreement,  dated as of July 18, 2005, by and between the Company and John D. Copanos and John S. Copanos

    10.64  (34)   Andapharm  Purchase  Agreement,  dated  as of July  28,  2005, between the Company and John S. Copanos.

    10.65  (34)   Credit  Agreement,  dated  as of May  22,  2006,  between  the
                  Company and Bank of India, New York Branch

    10.66  (34)   Security  Agreement,  dated May 22,  2006,  by the  Company in favor of Bank of India

    10.67  (34)   Security Agreement,  dated May 22, 2006, by Andapharm, Inc. in favor of Bank of India

    10.68  (34)   Security Agreement,  dated May 22, 2006, by Andapharm,  LLC in favor of Bank of India

    10.69  (34)   Security  Agreement,  dated May 22, 2006, by Bionutrics Health
                  Products, Inc. in favor of Bank of India

    10.70  (34)   Security Agreement, dated May 22, 2006, by Incon Technologies,
                  Inc. in favor of Bank of India

    10.71  (34)   Security   Agreement,    dated   May   22,   2006,   by   Kirk
                  Pharmacueticals, Inc. in favor of Bank of India

    10.72  (34)   Security   Agreement,    dated   May   22,   2006,   by   Kirk
                  Pharmaceuticals, LLC in favor of Bank of India

    10.73  (34)   Security Agreement, dated May 22, 2006, by Lipogenics, Inc. in favor of Bank of India

    10.74  (34)   Security   Agreement,   dated  May  22,   2006,   by  Synovics
                  Laboratories, Inc. in favor of Bank of India

    10.75  (34)   Security   Agreement,   dated  May  22,  2006,   by  Nutrition
                  Technology Corp. in favor of Bank of India

    10.76  (34)   Corporate  Guaranty,  dated May 22, 2006, by Andapharm,  Inc.,
                  Andapharm,   LLC,  Bionutrics  Health  Products,  Inc.,  Incon
                  Technologies,   Inc.,   Kirk   Pharmacueticals,    LLC,   Kirk
                  Pharmaceuticals,     Inc.,    Lipogenics,    Inc.,    Synovics
                  Laboratories, Inc., and Nutrition Technology Corp. in favor of
                  Bank of India

    10.77  (34)   Individual  Guaranty,  dated May 22, 2006, by Dr. Nirmal Mulye in favor of Bank of India

    10.78  (34)   Corporate   Guaranty,   dated   May  22,   2006   by   Nostrum
                  Pharmaceuticals, Inc. in favor of Bank of India

     23.1         Consent of Miller, Ellin & Co., Inc.

     23.2  *      Consent of Reitler Brown & Rosenblatt LLC (included in Exhibit
                  5.1 above)

     24.1         Power of Attorney (included on Signature page)
----------------


         *        To be filed by amendment.

         (1) Incorporated by reference to Re gistrant's Form 10 filed with the Commission on or about January 21, 1997

         (2) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about November 7, 1997, as amended by Registrant's Form 8-K/A filed with the Commission on or about January 30, 1998

         (3) Incorporated by reference to Registrant's Form 10-K filed with the Commission on or about January 15, 1998, as amended by Registrant's Form 10-K/A filed with the Commission on or about January 30, 1998

         (4) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about August 31, 1998

         (5) Incorporated by reference to Registrant's Form 8-K/A filed with the Commission on or about October 13, 1998

         (6) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about October 21, 1998

         (7) Incorporated by reference to Registrant's Form 10-K filed with the Commission on or about January 29, 1999

         (8) Incorporated by reference to Registrant's Second Quarter Form 10-Q filed with the Commission on or about June 10, 1999

         (9) Incorporated by reference to Registrant's form 8-K filed with the Commission on or about July 12, 1999

         (10) Incorporated by reference to Registrant's First Quarter Form 10-Q filed with the Commission on or about March 15, 2000

         (11) Incorporated by reference to Registrant's Third Quarter Form 10-Q filed with the Commission on or about September 13, 2000

         (12) Incorporated by reference to Registrant's Form 10-K filed with the Commission on or about January 17, 2001

         (13) Incorporated by reference to Registrant's form 8-K filed with the Commission on or about August 23, 2001

         (14) Incorporated by reference to Registrant's form 8-K filed with the Commission on or about November 9, 2001

         (15) Incorporated by reference to Registrant's Form 10-K filed with the Commission on or about January 21, 1997

         (16) Incorporated by reference to Registrant's Form 10-Q filed with the Commission on or about March 15, 2002

         (17) Incorporated by reference to Registrant's Form 10-Q filed with the Commission on or about June 14, 2002

         (18) Incorporated by reference to Registrant's Form 10-Q filed with the Commission on or about June 14, 2002

         (19) Incorporated by reference to Registrant's Form 10-Q filed with the Commission on or about June 14, 2002

         (20) Incorporated by reference to Registrant's Form 10-Q filed with the Commission on or about September 13, 2002

         (21) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about September 13, 2002

         (22) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about September 13, 2002

         (23) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about September 14, 2004

         (24) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about September 14, 2004

         (25) Incorporated by reference to Registrant's Form 8-K filed with the Commission on or about September 14, 2004

         (26) Incorporated by reference to Registrant's Form 10-K filed with the Commission on January 11, 2005

         (27) Incorporated by reference to Registrant's Form 8-K filed with the Commission on March 21, 2005

         (28) Incorporated by reference to Registrant's Form 8-K filed with the Commission on July 22, 2005

         (29) Incorporated by reference to Registrant's Form 8-K filed with the Commission on October 3, 2005

         (30) Incorporated by reference to Registrant's Form 8-K filed with the Commission on October 7, 2005, as amended on October 11, 2005

         (31) Incorporated by reference to Quarterly Report on Form 10-QSB, filed with the Commission on March 16, 2006

         (32) Incorporated by reference to Current Report on Form 8-K filed with the Commission on May 19, 2006

         (33) Incorporated by reference to Current Report on Form 8-K/A filed with the Commission on May 31, 2006

         (34) Incorporated by reference to Current Report on Form 8-K filed with the Commission on May 28, 2006

         (35) Incorporated by reference to Annual Report on Form 10-KSB filed with the Commission on January 30, 2006

                                  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE REGISTRANT HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE REGISTRANT OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED AGAINST THE REGISTRANT BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE REGISTRANT WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

         (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 19, 2006.


                         SYNOVICS PHARMACEUTICALS, INC.


                        By: /s/ Ronald H. Lane, Ph.D.
                            ----------------------------------------------
                            Ronald H. Lane, Ph.D.
                            Chairman of the Board of Directors, President, and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RONALD H. LANE as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


Dated:  July 20, 2006           /s/ Ronald H. Lane, Ph.D.
                                ------------------------------------------------
                                Ronald H. Lane, Ph.D.
                                Chairman of the Board of Directors,
                                Chief Executive Officer, President and
                                Chief Financial Officer (Principal Financial and
                                Accounting Officer)



Dated:  July 20, 2006           /s/ William M. McCormick
                                ------------------------------------------------
                                William M. McCormick
                                Director



Dated:  July 20, 2006           /s/ Richard M. Feldheim
                                ------------------------------------------------
                                Richard M. Feldheim
                                Director



Dated:  July 20, 2006
                                ------------------------------------------------
                                Nirmal Mulye
                                Director